EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2011 relating to the financial statements and financial statement schedules of The Allstate Corporation and the effectiveness of The Allstate Corporation’s internal control over financial reporting (which reports express an unqualified opinion and includes an explanatory paragraph relating to a change in The Allstate Corporation’s recognition and presentation for other-than-temporary impairments of debt securities in 2009) appearing in the Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2010, and our report dated June 10, 2011 relating to the financial statements and supplemental schedule and supplementary information by fund of the Allstate 401(k) Savings Plan appearing in the Annual Report on Form 11-K of the Allstate 401(k) Savings Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Chicago, Illinois
July 13, 2011